Exhibit 10.1

OPTION REPURCHASE AGREEMENT

THIS OPTION REPURCHASE AGREEMENT (this “Agreement”), dated as of August 7 2006, is by and between Document Sciences Corporation, a Delaware corporation (the “Company”), and Peter M. Riccio (the “Seller”).

RECITALS

WHEREAS, the Company previously granted under the Company’s 2004 Stock Incentive Plan options to purchase an aggregate of 90,000 shares of Buyer’s common stock (the “Shares”), which have all since vested, to Seller;

WHEREAS, effective June 16, 2006, the Seller resigned as the Company’s Senior Vice President of Sales (the “Resignation”);

WHEREAS, since the Resignation, the Seller has exercised options relating to 5,419 Shares and sold these Shares upon exercise, resulting in the Seller now holding options to purchase 84,581 Shares (the “Options”);

WHEREAS, the Company has agreed to repurchase the Options from the Seller for the consideration set forth herein, and the Seller has accepted the Company’s repurchase offer;

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale of the Options. Pursuant to the terms and subject to the conditions of this Agreement, the Seller hereby sells, transfers, conveys and assigns to the Company, and the Company hereby purchases from the Seller, all of the Seller’s right, title and interest in the Options in exchange for a payment of $47,000 (the “Purchase Price”). Schedule A attached hereto sets forth each of the Options, the number of underlying Shares, the grant date and the exercise price of the Options.

Section 1.2 Payment of Purchase Price. The Company herewith delivers the Purchase Price to the Seller by delivering a Company check. The Seller hereby acknowledges receipt of the Purchase Price as payment in full for the purchase of the Options.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Company as follows:

Section 2.1 Ownership; Transfer. The Seller is the current sole owner of all right, title and interest in the Options and holds the Options free and clear of all liabilities, liens, encumbrances, pledges, voting trusts or shareholder agreements, restrictions on transfer or other charges (“Liens”). Upon the transfer of the Options from the Seller, the Company will acquire good and marketable title to the Options, free and clear of any Liens.

Section 2.2 Authorization. The Seller has the right, power and legal capacity and authority to enter into and perform his obligations under this Agreement. This Agreement has been duly executed and delivered by the Seller and constitutes the Seller’s valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity, whether at equity or law.

Section 2.3 Sufficiency of Information. The Seller acknowledges that he has received sufficient information regarding the Company to evaluate the merits of his decision to sell the Options to the Company, including, but not limited to, having the opportunity to ask questions and receive answers about the Company’s operations, results of operations, financial condition and prospects and such other information as the Seller deems appropriate. The Seller has carefully read this Agreement, has had an opportunity to consult with his attorney in connection with the execution thereof and fully understands the Agreement’s final and binding effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Seller as follows:

Section 3.1 Organization, Existence and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.2 Authorization. The Company has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly approved by all necessary corporate action, and this Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity, whether at equity or law.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 Option Cancellation. In consideration of the Company’s payment of the Purchase Price and upon repurchase of the Options by the Company, the Seller and the Company hereby agree that the Options shall be cancelled as of the date hereof and that from and after the date hereof, the Options and any agreement between the Company and the Seller evidencing the Options shall no longer be of any force or effect.

Section 4.2 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any and all prior or contemporaneous agreements and discussions, whether written or oral, express or implied.

Section 4.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Agreement as amended, (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.

Section 4.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without reference to conflicts of laws principles.

Section 4.5 Section Headings. The section headings contained herein are for purposes of convenience only, and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.

Section 4.6 Waivers, Amendments. No waiver or amendment of this Agreement shall be effective unless such waiver or amendment is in writing and has been executed by the parties intending to be bound.

Section 4.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DOCUMENT SCIENCES CORPORATION, a Delaware corporation

By:	/s/ Todd W. Schmidt
Todd W. Schmidt
Chief Financial Officer

SELLER:

/s/ Peter M. Riccio
Peter M. Riccio

Schedule A

Options	Number of Underlying Shares	Grant Date	Exercise Price
Non-Qualified Stock Options	15,000	April 1, 2005	$5.24
Non-Qualified Stock Options	69,581	August 3, 2004	$5.19